Rothstein Kass
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4 Becker Farm Road
Roseland, NJ 07068
973.994.6666
www.rkco.com

July 7, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Nephros, Inc.'s statements included under Item 4.01 of its Form 8-K dated June 30, 2014, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

Rothstein Kass

Rothstein Kass